Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS FISCAL 2022 FIRST QUARTER
NET INCOME PER SHARE ATTRIBUTABLE TO REX COMMON
SHAREHOLDERS OF $0.87

Dayton, Ohio, (May 25, 2022) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2022 first quarter (“Q1 ‘22”) ended April 30, 2022. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	415/226-5357

Webcast / Replay URL:	www.rexamerican.com

The webcast will be available for replay for 30 days.

REX American Resources’ Q1 ‘22 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its ethanol and by-products as continuing operations and beginning in the third quarter of fiscal 2021 its refined coal as discontinued operations as operations ceased on November 18, 2021.

REX’s Q1 ‘22 net sales and revenue were $194.2 million, compared with $164.0 million in Q1 ‘21. The year-over-year net sales and revenue increase primarily reflects higher pricing of ethanol, dried distillers grains, non-food grade corn oil and modified distillers grains, while cost of sales increased due to pricing pressures across corn and natural gas prices. This led to Q1 ‘22 gross profit decline for the Company’s continuing operations to $11.9 million, compared with $19.5 million in Q1 ‘21. As a result, the Company reported Q1 ‘22 income before income taxes and non-controlling interests of $8.8 million, compared with income before income taxes and non-controlling interests of $10.2 million in the comparable year ago period.

Net income attributable to REX shareholders in Q1 ‘22 was $5.2 million, compared to net income of $7.8 million in Q1 ‘21. Q1 ‘22 basic and diluted net income per share attributable to REX common shareholders was $0.87, compared to net income per share of $1.30 in Q1 ‘21. Per share results in Q1 ‘22 and Q1 ‘21 are based on 5,945,000 and 6,010,000 diluted weighted average shares outstanding, respectively.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “We are pleased with our start to fiscal 2022 as we managed through significant headwinds, including inflationary impacts on our major input costs, and logistical challenges. Despite this, we generated earnings of $0.87 per share, reflecting the success of our operating strategies, our plants’ efficiency, and the expertise of our team.

REX American Resources Q1 ‘22 Results, 5/25/2022	page 2

“Looking ahead, we remain focused on strategically leveraging our financial resources to create added shareholder value. In particular, we continue to make progress on our carbon capture project, and evaluate other opportunities.”

Balance Sheet

At April 30, 2022, REX had cash, cash equivalents and short-term investments of $234.0 million, $39.0 million of which was at the parent company, and $195.0 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2022, of $255.7 million, $42.9 million of which was at the parent company, and $212.8 million of which was at its consolidated ethanol production facilities.

The following table summarizes select data related to REX’s
consolidated alternative energy interests:

	Three Months Ended April 30,
	2022	2021
Average selling price per gallon of ethanol	$2.28	$1.79
Average selling price per ton of dried distillers grains	$218.90	$208.92
Average selling price per pound of non-food grade corn oil	$0.63	$0.33
Average selling price per ton of modified distillers grains	$118.09	$71.54
Average cost per bushel of grain	$6.55	$5.16
Average cost of natural gas (per MmBtu)	$5.93	$3.18

First Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 415/226-5357 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com. A webcast replay will be available for 30 days following the live event.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 700 million gallons of ethanol over the twelve-month period ended April 30, 2022. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended April 30, 2022) by the ethanol production facilities in which it has ownership interests was approximately 277 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500 / rex@jcir.com

REX American Resources Q1 ‘22 Results, 5/25/2022	page 3

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended April 30,
	2022	2021
Net sales and revenue	$194,228	$164,042
Cost of sales	182,316	144,565
Gross profit	11,912	19,477
Selling, general and administrative expenses	(5,203)	(9,903)
Equity in income of unconsolidated ethanol affiliates	1,951	570
Interest and other income, net	174	43
Income before income taxes and noncontrolling interests	8,834	10,187
Provision for income taxes	(1,848)	(2,224)
Net income from continuing operations	6,986	7,963
Net income attributable to noncontrolling interests (continuing operations)	(1,804)	(694)
Net income attributable to REX common shareholders (continuing operations)	5,182	7,269

Net income from discontinued operations, net of tax	-	435
Net loss attributable to noncontrolling interests (discontinued operations)	-	80
Net income attributable to REX common shareholders (discontinued operations)	-	515

Net income attributable to REX common shareholders	$5,182	$7,784

Weighted average shares outstanding - basic and diluted	5,945	6,010

Basic and diluted net income per share from continuing operations attributable to REX common shareholders	$0.87	$1.21
Basic and diluted net income per share from discontinued operations attributable to REX common shareholders	-	0.09
Basic and diluted net income per share attributable to REX common shareholders	$0.87	$1.30

- balance sheets follow -

REX American Resources Q1 ‘22 Results, 5/25/22	page 4

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
Unaudited

ASSETS:	April 30, 2022	January 31, 2022
CURRENT ASSETS:
Cash and cash equivalents	$66,685	$229,846
Short-term investments	167,347	25,877
Restricted cash	4,920	2,222
Accounts receivable	25,440	25,821
Inventory	56,388	42,225
Refundable income taxes	6,096	6,677
Prepaid expenses and other	16,006	12,499
Total current assets	342,882	345,167
Property and equipment, net	134,575	137,554
Operating lease right-of-use assets	13,250	11,221
Deferred taxes and other assets	24,817	25,853
Equity method investment	32,517	30,566
TOTAL ASSETS	$548,041	$550,361
LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable - trade	$19,160	$32,266
Current operating lease liabilities	4,515	4,600
Accrued expenses and other current liabilities	15,184	13,617
Total current liabilities	38,859	50,483
LONG-TERM LIABILITIES:
Deferred taxes	3,132	3,132
Long-term operating lease liabilities	8,539	6,390
Other long-term liabilities	2,920	2,794
Total long-term liabilities	14,591	12,316
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	149,370	149,334
Retained earnings	647,532	642,350
Treasury stock	(361,183)	(361,191)
Total REX shareholders’ equity	436,018	430,792
Noncontrolling interests	58,573	56,770
Total equity	494,591	487,562
TOTAL LIABILITIES AND EQUITY	$548,041	$550,361

- statements of cash flows follow -

REX American Resources Q1 ‘22 Results, 5/25/22	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three Months Ended April 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income including noncontrolling interests	$6,986	$8,398
Net income from discontinued operations, net of tax	-	435
Net income from continuing operations	6,986	7,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,459	4,551
Amortization of operating lease right-of-use assets	1,430	1,389
Income from equity method investments	(1,951)	(570)
Interest income from investments	(148)	(15)
Deferred income taxes	1,161	2,303
Stock based compensation expense	218	291
Loss (gain) on sale of property and equipment - net	5	(3)
Changes in assets and liabilities
Accounts receivable	381	(7,844)
Inventories	(14,163)	11,206
Refundable income taxes	581	(88)
Other assets	(3,529)	(2,169)
Accounts payable - trade	(13,233)	(654)
Other liabilities	124	(1,264)
Net cash (used in) provided by operating activities from continuing operations	(17,679)	15,096
Net cash used in operating activities from discontinued operations	-	(1,533)
Net cash (used in) provided by operating activities	(17,679)	13,563
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(1,462)	(1,267)
Purchase of short-term investments	(161,599)	(25,930)
Sale of short-term investments	20,278	26,275
Other	-	30
Net cash used in investing activities	(142,783)	(892)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments to noncontrolling interests holders	(1)	(75)
Net cash used in financing activities from continuing operations	(1)	(75)
Net cash provided by financing activities from discontinued operations	-	68
Net cash used in financing activities	(1)	(7)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(160,463)	12,664
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - Beginning of period	232,068	146,158
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - End of period	$71,605	$158,822

Non-cash financing activities - Stock awards accrued	$174	$348
Non-cash investing activities - Accrued capital expenditures	$205	$280
Right-of-use assets acquired and liabilities incurred upon lease execution	$3,460	$-

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